EXHIBIT 99.1

Atrion Reports Second Quarter Results

ALLEN, Texas, Aug. 09, 2021 (GLOBE NEWSWIRE) -- Atrion Corporation (NASDAQ: ATRI) today announced that for the second quarter ended June 30, 2021, revenues totaled $42.7 million compared with $38.0 million for the same period in 2020. Net income for the second quarter of 2021 totaled $8.9 million as compared to $8.6 million for the same period in 2020, with diluted earnings per share for the second quarter of 2021 at $4.88 compared to $4.68 for the second quarter of 2020.

Commenting on results for the second quarter of 2021, David Battat, President and CEO, stated, “In our press release announcing first quarter 2021 results, we highlighted that after three consecutive pandemic quarterly declines in sales during 2020, we turned the corner in early 2021 and expected continued improvements as the year progressed. I am especially pleased that we met those expectations in the second quarter of this year with sequential increases of 9% in revenues, 10% in operating income and 16% in net income.” Mr. Battat continued, “When comparing our quarterly results to the second quarter of 2020, revenues were up 12% while other measurements were mixed, reflecting increased manufacturing and other personnel costs to support the safety and financial needs of our employees due to the continuing pandemic.”

Addressing the outlook for the remainder of 2021, Mr. Battat added, “Barring major disruptions due to COVID-19, we expect the remaining quarters of the year to show increases in sales and operating income of approximately 25% compared to the same quarters in 2020. Consistent with our prior practices, we will return capital to our stockholders through increasing dividends and opportunistic purchases of our stock. Cash and short and long term investments totaled $80.0 million as of June 30, 2021, following the purchases of 17,123 shares of our common stock in the second quarter at an average price of $613 per share, for a total cost of $10.5 million.”

Atrion Corporation develops and manufactures products primarily for medical applications. The Company’s website is www.atrioncorp.com.

Statements in this press release that are forward looking are based upon current expectations and actual results or future events may differ materially. Such statements include, but are not limited to, Atrion's expectations regarding results for the remaining quarters of 2021 and return of capital through increasing dividends and stock repurchases. Words such as "expects," "believes," "anticipates," "forecasts," "intends," "should", "plans," "will" and variations of such words and similar expressions are intended to identify such forward-looking statements. Forward-looking statements contained herein involve numerous risks and uncertainties, and there are a number of factors that could cause actual results or future events to differ materially, including, but not limited to, the following: the risk that the COVID-19 pandemic continues to lead to material delays and cancellations of, or reduced demand for, procedures in which our products are utilized; curtailed or delayed capital spending by hospitals and other healthcare providers; disruption to our supply chain; closures of our facilities; delays in training; delays in gathering clinical evidence; diversion of management and other resources to respond to the COVID-19 outbreak; the impact of global and regional economic and credit market conditions on healthcare spending; the risk that the COVID-19 virus continues to disrupt local economies and to cause economies in our key markets to enter prolonged recessions; changing economic, market and business conditions; acts of war or terrorism; the effects of governmental regulation; the impact of competition and new technologies; slower-than-anticipated introduction of new products or implementation of marketing strategies; implementation of new manufacturing processes or implementation of new information systems; our ability to protect our intellectual property; changes in the prices of raw materials; changes in product mix; intellectual property and product liability claims and product recalls; the ability to attract and retain qualified personnel; and the loss of, or any material reduction in sales to, any significant customers. In addition, assumptions relating to budgeting, marketing, product development and other management decisions are subjective in many respects and thus susceptible to interpretations and periodic review which may cause us to alter our marketing, capital expenditures or other budgets, which in turn may affect our results of operations and financial condition. The foregoing list of factors is not exclusive, and other factors are set forth in the Company's filings with the Securities and Exchange Commission. The forward-looking statements in this press release are made as of the date hereof, and we do not undertake any obligation, and disclaim any duty, to supplement, update or revise such statements, whether as a result of subsequent events, changed expectations or otherwise, except as required by applicable law.

Contact:	Jeffery Strickland
Vice President and Chief Financial Officer
(972) 390-9800

ATRION CORPORATION
UNAUDITED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Revenues	$42,693	$37,968	$81,862	$81,563
Cost of goods sold	24,826	20,499	47,656	44,226
Gross profit	17,867	17,469	34,206	37,337
Operating expenses	8,072	7,423	15,480	15,577
Operating income	9,795	10,046	18,726	21,760

Interest and dividend income	183	367	399	858
Other investment income (loss)	963	354	1,025	(673)
Other income	--	--	66	--
Income before income taxes	10,941	10,767	20,216	21,945
Income tax provision	(2,017)	(2,162)	(3,565)	(4,443)
Net income	$8,924	$8,605	$16,651	$17,502

Income per basic share	$4.89	$4.69	$9.12	$9.49

Weighted average basic shares outstanding	1,826	1,835	1,826	1,844

Income per diluted share	$4.88	$4.68	$9.10	$9.47

Weighted average diluted shares outstanding	1,828	1,839	1,830	1,849

ATRION CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	Dec. 31,
ASSETS	2021	2020
	(Unaudited)
Current assets:
Cash and cash equivalents	$17,070	$22,450
Short-term investments	30,478	19,258
Total cash and short-term investments	47,548	41,708
Accounts receivable	22,682	16,445
Inventories	47,725	50,298
Prepaid expenses and other	7,873	3,868
Total current assets	125,828	112,319
Long-term investments	32,441	46,207
Property, plant and equipment, net	96,012	94,935
Other assets	13,357	13,429

	$267,638	$266,890

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities	12,699	13,636
Line of credit	--	--
Other non-current liabilities	14,248	12,812
Stockholders’ equity	240,721	240,442

	$267,638	$266,890